Exhibit 99.1
Thursday April 2, 2009

Contact:
Ply Gem Industries Shawn K. Poe Vice President, Chief Financial Officer (919) 677-4019

Ply Gem Announces Plans to Improve Operating Efficiency by consolidating production across a number of its Manufacturing Facilities

Cary, NC, April 2, 2009 – Ply Gem Industries, Inc. announced today that it intends to consolidate production across several of its manufacturing facilities which will improve the Company’s overall operating efficiency and is expected to reduce annual operating expense by over $6.0 million when fully implemented.

The Company’s plans include shifting the majority of the production from its Kearney, MO vinyl siding manufacturing facility to its other three vinyl siding manufacturing facilities. This production shift will impact approximately 140 associates at the Kearney, MO manufacturing facility. The Company plans to continue to operate the Kearney, MO facility on a limited basis until such time when the housing market returns to more normal levels.

The Company also plans to close its Tupelo, MS window and door manufacturing facility, which employs approximately 23 associates. In addition, the Company will consolidate all the production of its window lineals into its Rocky Mount, VA facility and realign production of its west coast window and door facilities at Sacramento, CA and Auburn, WA to better serve customers and improve overall operating efficiency.

Gary E. Robinette, President and Chief Executive Officer of Ply Gem, said, "These actions were difficult in that it impacts a number of our associates, however, the market conditions that exist today and that are expected to persist, combined with the competitive climate, demand the most efficient operating structure. This decision to consolidate these operations will improve our overall efficiency and cost structure and is in keeping with Ply Gem’s commitment to its customers and the financial community.” Mr. Robinette went on to say that “Ply Gem remains committed to providing our valued customers with quality products and exceptional service that they expect, while our streamlined manufacturing footprint will give us the capacity to meet the requirements for our future needs and demands.”

About Ply Gem

Ply Gem, headquartered in Cary, N.C., is committed to helping North America’s homebuilders, remodelers, architects, distributors, dealers and retailers do more than build homes. Ply Gem wants to help them build their business. The Company offers an unmatched solution to exterior building product needs with a portfolio that includes leading window, door, siding and accessories, stone veneer, fence and rail brands so there is something for every project. Ply Gem siding brands include Mastic® Home Exteriors, Variform®, NAPCO®, United Stone Veneer, Kroy®, Cellwood®, Georgia Pacific, DuraBuilt®, Richwood®, Leaf Relief® and Monticello® Columns. Ply Gem Windows manufactures and markets vinyl, vinyl-clad, wood-clad, aluminum-clad, and aluminum window and patio door brands including Ply Gem® Windows, CWD® Windows and Doors and Great Lakes® Window. The Company’s brands are sold through short-line and two-step distributors, pro dealers, home improvement dealers and big box retailers. Ply Gem employs more than 4,700 people across North America. Visit www.plygem.com for more information.

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